EXHIBIT 10.55

SECOND LEASE EXTENSION AND MODIFICATION AGREEMENT

This Second Lease Extension and Modification Agreement (“Second Extension”) is made effective as of the 1ST  day of January, 2006 (“Effective Date”) and is entered into as of the 24th  day of January, 2006, by and between RESEARCH WAY INVESTMENTS, a California limited partnership (“Landlord”) and AVI BIOPHARMA, INC., an Oregon corporation (“Tenant”), for the purpose of amending that certain Commercial Lease entered into on June 18, 1992, by and between Landlord and Tenant’s predecessor in interest, Antiviral, Inc., an Oregon corporation (“Commercial Lease”), as modified by that certain Lease Extension and Modification Agreement dated as of September 1, 1996 (“First Extension”). The Commercial Lease and the First Extension shall hereinafter be collectively referred to as the “Lease”.

RECITALS

A.           Pursuant to the Commercial Lease, Landlord leased to Tenant approximately thirteen thousand one hundred eighty (13,180) square feet of Net Rentable Area in that certain building owned by Landlord and located at 4575 S.W. Research Way, Corvallis, Benton County, Oregon, more particularly described in the Lease (“Building”).

B.            Pursuant to the First Extension, Tenant increased the Net Rentable Area of the Premises to eighteen thousand four hundred seven (18,407) square feet, extended the Lease termination date through December 15, 2004, and Landlord and Tenant made certain other amendments to the Lease.

C.            Tenant is the successor in interest to Antivirals, Inc. and has assumed the obligations of Tenant under the Lease.

D.           Landlord and Tenant now desire to further extend and modify the Lease to add additional square footage of Net Rentable Area to the Premises, to define Tenant’s Percentage Share of Operating Costs and Taxes, to define the Fixed Rent for the Premises, to extend the Lease through and including December 31, 2020, and to make certain other modifications on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Landlord and Tenant agree as follows:

1.            Lease Term.  The Expiration Date of the Lease for the Premises is hereby changed from December 15, 2004, to December 31, 2020.  The options granted to Tenant pursuant to the First Extension are hereby deleted in their entirety.  Tenant shall now have two (2) options to extend the Lease for five (5) years each, provided Tenant gives to Landlord not more than eighteen (18) and not less than six (6) months prior written notice of its intent to extend the Lease. Tenant shall not be allowed to exercise either of its options to extend the Lease term if it is in default at the time of exercise. References to the “Extension Term” means the period from December 16, 2004 to December 31, 2020.

2.            Confirmation of Additional Net Rentable Area.  During the Extension Term, the Premises as defined in Section 1 of the Lease shall now consist of approximately 52,756 rentable square feet.  Landlord and Tenant agree that the Net Rentable Area of the Premises is depicted on the floor plan attached hereto as Exhibit “A” and incorporated herein by reference.  A schedule of how much space Tenant expanded into and as of what date said expansion took place shall be attached hereto as Exhibit A-1 and incorporated herein by reference.

3.            Condition of Premises.  Tenant shall take the Premises in “as is—where is” condition and with all faults and deficiencies, except that Landlord agrees to perform the work listed on Exhibit “B” attached hereto by June 30, 2006 (“Landlord’s Work”).  Landlord and Tenant shall cooperate to schedule a mutually acceptable time for the Landlord’s Work to be completed, so as to not disrupt Tenant’s business.

4.            Fixed Rent.  During the Extension Term, monthly Fixed Rent for the Premises shall be as set forth on the table below.  Landlord and Tenant further agree that beginning on January 1, 2006, and continuing on the first day of January of each year thereafter, including any extended term if Tenant exercises its options to extend the Lease, Fixed Rent shall increase by three percent (3%) of the Fixed Rent for the immediately preceding year

Lease Year	Monthly Base Rent / Sq. Ft.	Sq. Ft. Leased	Monthly Base Rent	Annual Base Rent
1/1/06-12/31/06	$1.1691	52,756	$61,677.04	$740,124.48
1/1/07-12/31/07	$1.2041	52,756	$63,523.50	$762,282.00
1/1/08-12/31/08	$1.2402	52,756	$65,427.99	$785,135.88
1/1/09-12/31/09	$1.2774	52,756	$67,390.51	$808,686.12
1/1/10-12/31/10	$1.316	52,756	$69,426.90	$833,122.80
1/1/11-12/31/11	$1.355	52,756	$71,484.38	$857,812.56
1/1/12-12/31/12	$1.396	52,756	$73,647.38	$883,768.56
1/1/13-12/31/13	$1.438	52,756	$75,863.13	$910,357.54
1/1/14-12/31/14	$1.481	52,756	$78,131.64	$937,579.68
1/1/15-12/31/15	$1.525	52,756	$80,452.90	$965,434.80
1/1/16-12/31/16	$1.571	52,756	$82,879.68	$994,556.16
1/1/17-12/31/17	$1.618	52,756	$85,359.21	$1,024,310.52
1/1/18-12/31/18	$1.667	52,756	$87,944.25	$1,055,331.00
1/1/19-12/31/19	$1.717	52,756	$90,582.05	$1,086,984.60
1/1/20-12/31/20	$1.769	52,756	$93,325.36	$1,119,904.32

5.            Tenant’s Responsibilities and Obligations.  The following sentences are hereby inserted after the fourth sentence of Section 9 of the Commercial Lease:

“Tenant shall supply Landlord actual “as built” drawings of all Alterations done, copies of all permits, and copies of Certificates of Occupancy within sixty (60) days of Tenant’s receipt of each Certificate of Occupancy.  Tenant is required to obtain any and all permits required by state, county, city or any other regulatory body having jurisdiction over Premises and/or Tenant’s business.  All work done on the Premises shall be done in accordance with all local, state and federal applicable laws and regulations.”

6.            Tenant’s Percentage Share of Operating Costs and Taxes; Utilities.

A.           Landlord and Tenant agree that for the purpose of computing Tenant’s Percentage Share of Operating Costs and Taxes, the Premises shall be deemed to be fifty-two thousand seven hundred fifty-six (52,756) square feet of Net Rentable Area, and the Building shall be deemed to have a Net Rentable Area of ninety one thousand six hundred eighty-two (91,682) square feet.  Tenant understands that the Net Rentable Area of the building can and will change from time to time due to potential changes in the use of building space.  As of the Effective Date, Tenant’s Percentage Share of Operating Costs and Taxes shall be 57.542%.

B.           For purposes of more accurately computing Tenant's Percentage Share of Operating Costs and Taxes, including Tenant's share of electricity, natural gas, and trash from January 1, 1999 and on, the electrical, gas, and trash use by each tenant specifically shall be computed by dividing net square footage of the Tenant's Premises by the amount of net rented square footage instead of the net rentable square footage.

C.           Landlord hereby reaffirms that Landlord will comply with the terms of Section 5.2 of the Lease which specifically provides that a) on December 1 of each calendar year or as soon thereafter as practicable, Landlord shall give Tenant notice of its adjusted estimate of Tenant’s Percentage Share of Operating Costs and Taxes for the succeeding calendar year; and b) within one hundred twenty (120) days after the close of each calendar year or as soon after such one hundred twenty (120) day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Percentage Share of Operating Costs and Taxes for such calendar year.  The notice referenced in subsection a) above shall be referred to herein as “Notice” and the statement referenced in subsection b) above shall be referred to herein as “Statement.”  Landlord hereby agrees that in the event that Landlord fails to send a Statement each year for the preceding calendar year, Tenant shall only be obligated to pay Tenant’s Percentage Share of Operating Costs and Taxes for the preceding calendar year which is equal to the amounts actually paid; provided however, if Tenant discovers pursuant to its audit rights that Tenant has made an overpayment, Tenant shall have the right to a refund of such overpayment.  In the event Landlord fails to send a Statement each year for the preceding calendar year, Landlord shall waive its rights to recompute or reassess any prior year’s Operating Costs owed by Tenant.

7.            Operating Costs.

A.            The cleaning of the men’s and women’s restrooms/locker rooms on the first floor adjacent to the “L” shaped hallway and the supplies, e.g. paper towels, toilet paper, soap, etc., for said bathrooms will be the responsibility of the Landlord.  As of the Effective Date, the expenses for the above-mentioned rest room/locker room cleaning and supplies will be included in the Operating Costs.

8.            Security Deposit.  Tenant shall not be required to provide Landlord with an additional security deposit due to the increase of the Net Rentable Area of the Premises or due to the options granted in this Second Extension.

9.            Lease and Commissions.  Paragraph 9 of Addendum 1 of the Commercial Lease is hereby deleted in its entirety.  Landlord agrees to compensate Jacobsma & Associates (“Broker”) per a separate agreement for any lease extensions and/or modifications to any agreements made between Landlord and Tenant from the date of this Second Extension through and including January 1, 2025.  Landlord and Tenant each warrant and represent to the other that, except for the Broker, they have not communicated with nor incurred any obligations to pay a fee or commission to any broker in connection with this Second Extension.  Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Landlord with any broker other than the Broker.

10.          Relocation of the Premises.  Section 20.11 of the Lease is hereby deleted in its entirety.

11.          Accrued Rent and Tenant’s Share of Operating Expenses, Taxes, Utilities.   Landlord and Tenant agree that as of the December 31, 2005, the outstanding balance of accrued rent and Tenant’s share of operating expenses, taxes and utilities is as shown on Exhibit “C” attached.  Landlord and Tenant have agreed as per a separate payment plan as to how and when that amount shall be repaid to Landlord.  A default on that payment plan constitutes a default in the lease.

12.          Effect of Amendment.  Except as modified by the terms of this Second Extension, the Lease shall continue in full force and effect.  In the event of any conflict between the terms of this Second Extension and the terms of the Lease, the terms of this Second Extension shall control.

IN WITNESS WHEREOF, the parties have executed this Second Extension in duplicate to be effective as of January 1, 2006.

Research Way Investments,	AVI BioPharma, Inc.,
a California Limited Partnership	an Oregon corporation

By: Rex Jacobsma	By:
Its: General Partner	Its:

Exhibit “A”
Floorplan Showing Space

Exhibit “A-1”
Schedule and Dates of Expansion

Begin Period	Rent Sq. Feet	CAM Sq. Feet	Change
4/14/93	13,180	13,341
9/1/96	18,407	18,568	5,227
6/15/00	28,804	28,804	10,397	*
9/15/00	32,460	32,460	3,656
7/1/01	36,460	36,460	4,000
1/1/02	49,620	49,620	13,160
3/1/02	49,740	49,740	120
2/1/04	52,756	52,756	3,016	**

*                    10,397 square feet of space taken on 6/15/05 is comprised of 9,669 square feet of new space taken on 1st floor, 338 square feet at north end of shipping/receiving area which was taken years before but not charged for, 128 square feet of AVI’s stairwell (previously not charged for as it was only for emergency use), 262 square feet  (40% of downstairs restroom space adjacent to “L” shaped hallway.)

**             3,016 square feet includes 2,700 square feet of expansion space and 312 square feet (40%) of square footage of “L” shaped corridor in front of the above-mentioned locker rooms on first floor of building as per SIGA’s expansion.

Exhibit “B”

Landlord’s Construction Responsibilities

Landlord agrees to perform the following work at Landlord’s sole expense:

1.             Repair of damage caused by screws which Landlord’s representative put in the electrical conduit, which occurred when the roof was replaced.

2.             Provide an alternative access route to the roof which is acceptable to Tenant and which shall replace the existing ladder.

3.             Provide a set of steps to the trash dumpster which is acceptable to Tenant and to OSHA.

4.             Repair/replacement of the existing building fire alarm system as previously discussed by Mr. Jim Patton of the Corvallis fire department.

The cost of all of the above items will be included in the building operating expenses. Landlord shall reimburse Tenant as per separate agreement towards Tenant’s existing fire alarm system.